EXHIBIT 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS COMPLETES ACQUISTION OF CONTROLLING INTEREST IN MICA-TECH

CAMARILLO, California – April 16, 2007

AML Communications, Inc. (AMLJ.OB) announced today that it completed the acquisition of a controlling position in Mica-Tech, Inc., in a cash-for-stock transaction.  Under the terms of the agreement, AML purchased 51% of Mica- Tech’s outstanding stock for $800,000.

Mica-Tech, Inc., designs, manufactures, and markets an intelligent satellite communication system to provide Supervisory Control And Data Acquisition (SCADA) of the electric power grid.  The satellite system is marketed to Power Utility Companies and enables remote control of substations for reducing black-outs and enhancing power/load regulation during peak demand hours.

The Federal Energy Regulatory Commission (FERC) has mandated the Power Utility Companies to electronically control substations for purposes of monitoring power quality and increase power grid reliability.  Mica-Tech’s satellite system provides an immediate and low cost solution for substation control.

Mica-Tech has successfully deployed its products with a major Southern California Utility Company. Penetration into the country-wide utility companies market is in the initial phase. The Mica-Tech’s website is located at http://www.mica-tech.com

AML Communications is a designer, manufacturer, and marketer of amplifiers and integrated assemblies that address the Defense microwave markets. The Company’s Web site is located at http://www.amlj.com

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.